Exhibit 23.1

KPMG LLP

PO Box 10426 777 Dunsmuir Street

Vancouver BC V7Y 1K3

Canada

Telephone (604) 691-3000

Fax (604) 691-3031

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS

The Board of Directors

ElectraMeccanica Vehicles Corp.

We consent to the incorporation by reference in the registration statements of Xos, Inc. on Forms S-3 (No. 333-259509, No. 333-267690 and No. 333-272284) and on Forms S-8 (No. 333-260502, No. 333-266014, No. 333-267714, No. 333-271450 and No. 333-276781) of our report dated March 8, 2024, with respect to the consolidated financial statements of ElectraMeccanica Vehicles Corp, which report appears in the Form 8-K/A of Xos, Inc. dated June 4, 2024.

/s/ KPMG LLP

Chartered Professional Accountants

June 4, 2024

Vancouver, Canada